Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement Nos. 333-82430 and 333-82432 on Form S-8 of our reports dated December 14, 2006, relating to: (1) the consolidated financial statements of MedCath Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of the provisions of Statement of Financial Accounting Standards No. 123-R, Share-Based Payment), and (2) management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of MedCath Corporation for the year ended September 30, 2006.
/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
December 14, 2006